EXHIBIT 10.3

WRAP-AROUND AGREEMENT

This wrap-around agreement (the “Agreement”) is made by and among Camelot Entertainment Group, Inc. (the “Issuer”), _________________ (the “Affiliate”) and ______________________________ (the “Investor”), this ___ day of ___________, 2009.  (The Issuer, the affiliate and the Investor are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties.”)

RECITALS

WHEREAS, the Issuer desires to fulfill debt obligations owed to the Affiliate in the principal amount of a minimum of $________ to a maximum of $________ owed from on or about January 1, 2006 through October 31, 2007 (the “Debt”), as represented by the revised promissory note of even date (the “Note”), attached as Exhibit A; and

WHEREAS, the Issuer and the Affiliate are willing to act as surety to the Investor for the fulfillment of the assignment of the Debt as a material inducement to the Investor; and

WHEREAS, the Parties desire to modify the existing Debt with new terms and conditions, which reasonable terms and conditions are hereby agreed to by the Issuer and the Affiliate as a material inducement; and

WHEREAS, to effectuate this understanding, the Parties agree to enter this Agreement;

NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.
Assignment of Debt.  The Affiliate hereby assigns the Debt to the Investor from the inception of the Debt, together with unpaid accrued interest on the Debt (the “Assignment”) as represented by the Note.

1.1.	The Issuer hereby accepts the Assignment;

1.2.
As consideration for the Assignment, contemporaneously with the consummation of this Agreement, the Investor will pay the Affiliate cash consideration of a minimum of $________ and a maximum of $________.

1.3.
The Issuer confirms that the Affiliate had advanced funds to the Issuer and had provided the services to the Issuer represented by the Debt on or before October 31, 2007, and agrees, acknowledges, consents and stipulates, that full consideration has been rendered for said Debt and hereby waives any and all objections thereto.

1.4.	THE ISSUER AND THE AFFILIATE BOTH AGREE TO BE JOINTLY AND SEVERALLY LIABLE WITH FULL RECOURSE IN THE EVENT OF DEFAULT TO INVESTOR UNDER THIS AGREEMENT OR THE NOTE.

2.
Modification of Terms and Conditions of the Debt.  The terms of this Agreement shall govern and supersede the original instruments representing the Debt.  If there are any conflicts between the provisions of this agreement and the provisions of the Note, attached as Exhibit A, the provisions of this Agreement will govern.

2.1.
The Note shall be payable in 12 months from the date of this Agreement; interest will accrue on the principal amount at the rate of 15% per annum (the “Rate”), simple interest; the principal amount plus any accrued interest will be convertible into common stock of the Issuer (the “Common Stock”) at a price which is a ______% discount to the average closing bid price for the Common Stock for the five trading days before the day that the Investor requests conversion, unless otherwise modified by mutual agreement between the Parties (the “Conversion Price”).  (The Common stock into which the Note is converted shall be referred to in this agreement as “Conversion Shares.”)  The Issuer will not be obligated to issue fractional Conversion Shares. In accordance with the terms and conditions of this Agreement, the Conversion Shares shall be issued under applicable exemptions provided under Rule 144 and/or other available exemptions, and as a result the Conversion Shares shall be issued without a restrictive legend, commonly referred to as free trading or unrestricted shares (Referred to in this agreement as “Unrestricted Shares.”)

2.2.
Fractional Conversion.  The Investor may convert the Note in whole or in part into Conversion Shares in the sole discretion of the Investor.  In case of a partial conversion, the remaining principal amount of the Note will continue to accrue interest at the Rate until converted into Conversion Shares or paid.

2.3.
Prepayment.  At any time that the Note remains outstanding, upon three business days written notice (the Prepayment Notice”) to the Investor, the Issuer may pay the entire outstanding principal amount of the Note plus any accrued but unpaid interest.  If the Issuer gives written notice of prepayment, the Investor continues to have the right to convert principal and interest on the Note into Conversion Shares until three business days elapses from the Prepayment Notice.

2.4.
Anti-Dilution.  If, at any time the Note is outstanding, the Issuer issues Common Stock, or grants options or warrants, at a price per share that is less than the Conversion Price on the date of such issuance or grant, the Conversion Price will be adjusted to such lower price for the remainder of the term of the Note.

2.5.
Default Provisions.  If the Issuer defaults, as defined in section 2.6, below, the Investor shall have the right to call for adequate assurances from both the Issuer and the Affiliate reasonable and prudent as circumstances warrant. Failure to produce such adequate assurances within a reasonable time shall result in the default remedies detailed below.

2.6.	A default shall be deemed to have occurred upon any one of the following events:

2.6.1.	Withdrawal from registration of the Issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), either voluntary or involuntary.

2.6.2.
Issuer filing for bankruptcy protection under the federal bankruptcy laws, the calling of a meeting of creditors, or any act of insolvency under any state law regarding insolvency, without written notification to the Investor within five business days of such filing, meeting or action.

2.6.3.	Failure by the Issuer to honor a notice of conversion under the Note and immediately issue to Investor Unrestricted Shares of common stock of the Issuer pursuant to an opinion of counsel.

2.6.4.	Failure to pay the principal and unpaid but accrued interest on the Note when due.

2.7.
Default remedies.  If the Issuer fails to cure a default as defined in section 2.6, above, within two business days after receipt by the Issuer of a written notice of default, the Investor may exercise the following remedies:

2.7.1.
Entrance in Default -Upon a default, the Issuer and the Affiliate shall be jointly and severally liable for the remaining unpaid principal and accrued interest of the Debt acquired by Investor not converted by the Investor.

2.7.2.	Default Interest. Upon a default, the Rate shall be 24.99% per annum, compounded, effective upon the date of the default.

2.7.3.	The Investor may refuse to exercise its right to convert the debt as contemplated by this Agreement and as a result this Agreement would be terminated.

2.8.
Denovo of Debt and Extension of Payment Period.  The Issuer hereby renews and affirms the Debt as a legally binding obligation of the Issuer, regardless of any termination date or statute of limitation, and hereby extends the Debt for one year from the date of this Agreement, or until the satisfaction of the Debt with all accrued interest.

2.9.
Registration Rights.  The Issuer hereby grants the right to the Investor, at Investor’s expense, to require Issuer to register any and all issuances, past, present and future, directly connected to this specific Debt.  If the Investor shall request the registration, the Issuer shall begin the registration process within 30 days and the Investor shall have the following rights:

2.10.
Recoupment of Registration Fees.  If the Investor shall invoke his rights under section 2.9 of this Agreement, the Issuer will shall reimburse to the Investor all fees, costs, and disbursements, inclusive of attorney’s fees, paid for by Investor, in common stock under the same terms and conditions provided for herein.

3.
Jurisdiction and Venue.  The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of Delaware, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New Castle County, Delaware.

4.
Legal Opinion.  The Issuer’s counsel has provided an opinion regarding the applicable exemption from registration under the Securities Act for the issuance of the Conversion Shares pursuant to the terms and conditions of this Agreement and the Note, which provides that upon conversion at any time following the date hereof, the shares received as a result of the conversion shall be issued unrestricted in accordance with the appropriate exemption.

5.	Representation and Warranties.

5.1.	Issuer. The Issuer hereby represents and warrants the following:

5.1.1.	The Issuer will reserve for issuance sufficient shares of authorized but unissued Common Stock for the issuance of the Conversion Shares.

5.1.2.	All funds advanced to Issuer by the Affiliate and all services rendered by the Affiliate constituting the Debt have been fully rendered for legitimate business purposes.

5.1.3.	Upon conversion at any time following the date hereof, the shares converted in accordance with this Agreement shall be issued unrestricted pursuant to exemptions provided under Rule 144.

5.2.	Affiliate -The Affiliate hereby represents and warrants the following:

5.2.1.	The Affiliate will if necessary assist the Investor in obtaining a legal opinion regarding the trading status of the Conversion Shares.

5.2.2.	All funds advanced to Issuer by the Affiliate and all services constituting the debt have been fully rendered for legitimate business purposes;

6.	Miscellaneous.

6.1.
Counterparts.  This Agreement may be executed in any number of counterparts by original or facsimile signature.  All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart.  Facsimile and scanned signatures are considered original signatures.

6.2.
Severability.  This Agreement is not severable.  If any term in this Agreement is found by a court of competent jurisdiction to be unenforceable, then the entire Agreement shall be rescinded, the consideration proffered by the Investor for the remaining Debt acquired by Investor not converted by the Investor in accordance with this Agreement shall be returned in its entirety and any Conversion Shares in the possession or control of the Investor shall be returned to the Issuer.

6.3.
Legal Fees.  Except as provided in Section 4 of this agreement, each Party will bear its own legal expenses in the execution of this Agreement.  If the Issuer defaults and the Investor is required to expend funds for legal fees and expenses, such costs will be reimbursed to the Investor, jointly and severally, by the Issuer and the Affiliate, in the manner described in Section 2.10 herein.

6.4.	Modification. This Agreement and the Note may only be modified in a writing signed by all Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CAMELOT ENTERTAINMENT GROUP, INC.

By:	By:
Robert P. Atwell, Chief Executive Officer

By:
Affiliate